Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, AUGUST 5, 2010

KODIAK OIL & GAS CORP. REPORTS

SECOND QUARTER 2010 FINANCIAL AND OPERATING RESULTS

DENVER — August 5, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its second quarter 2010 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Second Quarter 2010 Highlights Include:

•                  Record Production of 96 MBOE (91% Oil), 112% Quarter-over-Quarter Increase

•                  Record Oil Production 87 MBbls,  a 147% Increase

•                  Record Oil & Gas Sales of $6.1 MM

•                  Net Income of $620,000

•                  Adjusted EBITDA of $2.9 MM

Second Quarter 2010 Financial Results

The Company reported net income for the quarter ended June 30, 2010 of $620,000, or $0.01 per basic and diluted share, compared with a net loss of $540,000, or $0.01 per basic and diluted share, for the same period in 2009.  Kodiak attributes the increase in net income to a 147% increase in oil production volumes and to a 29% increase in commodity prices received for the sale of its oil production, as compared to the 2009 reporting period.

Included in second quarter 2010 net income are unrealized derivative gains of $170,000 attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.

Adjusted EBITDA, a non-GAAP measure, was $2.9 million for the second quarter 2010, as compared to $580,000 in the 2009 reporting period.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) accretion of abandonment liability and (viii) pre-tax unrealized gain and losses on commodity risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this news release.

Kodiak reported net cash provided by operating activities for the quarter ended June 30, 2010 of $7.2 million, as compared to net cash provided by operations in 2009 of $1.8 million.  The Company reported cash used for investing activities of $18.4 million during the second quarter 2010 with approximately $7.5 million invested for the drilling and completion of wells in its Williston Basin drilling program, primarily in Dunn County, N.D.  During the second quarter of 2010, Kodiak drilled three gross wells (1.6 net) and completed two gross wells (0.9 net).

Oil and gas sales were $6.1 million for the second quarter 2010, as compared to approximately $2.0 million during the 2009 period, a 208% increase and a Company record.  Kodiak posted a 147% increase in oil sales volumes and a 14% decrease in gas sales volumes for an overall 112% increase in quarter-over-quarter equivalent production volumes.  Crude oil revenue accounted for approximately 97% of the total second quarter 2010 oil and gas sales, and crude oil constituted 91% of produced volumes in the second quarter 2010.  Bakken production accounted for approximately 84% of Company-wide equivalent production and for approximately 92% of its total oil production.  Production data is discussed further in the “Oil and Gas Sales” section of this news release.

General and administrative (G&A) expense was $2.6 million for the quarter ended June 30, 2010, as compared to $1.7 million for the same period in 2009.  Included in the G&A expense for the second quarter 2010 is a non-cash stock-based compensation charge of $870,000 for options issued to officers, directors and employees, as compared to $590,000 for the same period in 2009.  The increase in total G&A for the second quarter 2010, as compared to the prior-year period, is attributed primarily to the hiring of new personnel and the opening of a field office in 2010 as the Company continues to expand its operations.  The Company currently has 27 employees, as compared to 16 employees as of December 31, 2009.

Kodiak’s lease operating expense (LOE) for the quarter ended June 30, 2010 was $1.5 million, as compared to $340,000 during the same period in 2009.  The increase in LOE is attributed to additional production expense associated with 10 new producing wells that were not producing during the 2009 reporting period.  Severance taxes were also higher due to increased oil and gas revenues, during the second quarter 2010, when compared to the year-ago period.  A significant component of the Company’s LOE is attributed to frac water disposal costs incurred in the early months of a producing well due to completion operations.  These costs typically diminish after the first three months of production.  The addition of a third-party operated, three-phase pipeline accessing some of the Company’s producing wells and its future wells is expected to result in reduced water disposal costs in the areas serviced by the pipeline.  Initial pipeline hook-up is expected to be in service during the fourth quarter of 2010.

Depletion, depreciation and amortization (DD&A) expense for the quarter ended June 30, 2010 was $1.5 million, as compared to $530,000 for the first quarter of 2009.  The Company attributes the increase in DD&A expense during the quarter to increased production for the new wells placed on line from the second quarter of 2009 through the second quarter of 2010.

Second Quarter
Unit Cost Analysis

	Q210	Q209	% Chg.
Production in Barrels of Oil Equivalent (BOE)	95,671	45,127	112%
Average Price Received Oil ($ Bbl)	$67.91	$52.69	29%
Average Price Received Gas ($ Mcf)	$3.91	$2.20	78%
Lease Operating Expense ($ BOE)	$7.53	$2.37	218%
Production Tax ($ BOE)	$7.63	$4.88	56%
DD&A Expense ($ BOE)	$15.99	$11.80	36%
Gathering, Transportation & Marketing Expense ($ BOE)	$0.60	$0.36	67%
Total G&A Expense ($ BOE)	$27.42	$37.12	-26%
Non-cash Stock-based Compensation Expense ($ BOE)	$9.05	$13.16	-31%

First Half 2010 Financial Results

The Company reported record quarterly net income for the six-month period ended June 30, 2010 of $1.6 million, or $0.01 per basic and diluted share, compared with a net loss of $2.2 million, or $0.02 per basic and diluted share, for the same period in 2009.

For the first six months of 2010, Adjusted EBITDA was $6.1 million, as compared to $90,000 for the prior first-half period.  Kodiak reported net cash provided by operating activities for the first half 2010 of $4.9 million, as compared to net cash used in operations in 2009 of $690,000.  The Company reported cash used for investing activities of $30.5 million during the first half 2010 with approximately $15.1 million invested for the drilling and completion of wells in its Williston Basin drilling program, primarily in Dunn County, N.D.  During the first half of 2010, Kodiak drilled or participated in 10 gross wells (3.9 net) and completed five gross wells (2.2 net).

Oil and gas sales were $11.8 million for the first half 2010, as compared to approximately $2.8 million during the 2009 period, a 328% increase and a Company record.  Kodiak reported a 217% increase in oil sales volumes and a 41% decrease in gas sales volumes for an overall 130% increase in first-half period equivalent production volumes, as compared to the 2009 period.

The Company’s total current assets at June 30, 2010 were $23.0 million, its cash and equivalents position was $4.4 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $11.6 million.  As of June 30, 2010, Kodiak had a $200 million credit facility with Wells Fargo, of which $20.0 million was available for borrowing capacity with $5.0 million drawn on the facility.

Oil and Gas Sales

Record Second Quarter Production and Sales

In the second quarter 2010, Kodiak achieved Company-record production and sales volumes.  The Company’s second quarter oil and gas volumes and pricing on a quarter-over-quarter basis and sequential-quarter basis are outlined in the table below.

Kodiak Oil & Gas Corp. Net Production Comparison

	Three-months Ended			Six-months Ended
	June 30, 2010	June 30, 2009	% Change	June 30, 2010	June 30, 2009	% Change
Product Sales Volumes
Natural Gas (Mcf)	50,805	58,878	-14%	93,882	158,572	-41%
Oil (Bbls)	87,203	35,314	147%	164,409	51,800	217%
Barrels of Oil Equivalent (BOE)	95,671	45,127	112%	180,056	78,229	130%
Product Price Received
Natural Gas ($/Mcf)	$3.91	$2.20	78%	$4.60	$2.60	77%
Crude Oil ($/Bbl)	$67.91	$52.69	29%	$69.40	$45.48	53%

	Three-months
	Ended
Sequential Quarter Comparison	June 30, 2010	Mar. 31, 2010	% Change
Product Sales Volumes
Natural Gas (Mcf)	50,805	43,077	18%
Oil (Bbls)	87,203	77,205	13%
Barrels of Oil Equivalent (BOE)	95,671	84,385	13%

Product Price Received
Natural Gas ($/Mcf)	$3.91	$5.41	-28%
Crude Oil ($/Bbl)	$67.91	$71.08	-5%

The Bakken play generated 92% of KOG’s total oil volumes and 84% of its equivalent volumes in Q210 and in 1H10.

The Company’s differentials for Williston Basin crude oil vary by geographic area.  Generally, the differentials during the first half of 2010 ranged from $7.25 to $11.30 per barrel, including trucking costs.

Operations Update

Kodiak is currently operating a two-rig program in the Williston Basin and anticipates continued operation throughout 2010 with these rigs.  The Company is also participating in certain wells with varied working interest drilled by other operators throughout the Williston Basin.

Bakken/Three Forks Development:  Dunn County, N.D. (55,775 gross and 34,635 net acres)

In late July 2010, the Company completed the Moccasin Creek (MC) #13-34-28-2H (Kodiak-operated 59% working interest (WI) / 48% net revenue interest (NRI)) well.  The well was completed in 15 stages through a 6,200-foot horizontal wellbore.  The well has been flow tested for three days and has not stabilized sufficiently to report a 24-hour initial production rate.  Over the last 12 hours prior to this news release, the well flow-tested at rates between 70 and 80 barrels of oil per hour and 900 to 1,200 thousand cubic feet of natural gas (Mcf) per day through a 24/64th inch choke with 2,850 psi flowing surface pressure.  During the 12-hour period, the well had cumulative oil production of 871 barrels of oil and 541 Mcf.  Presently, the well is flowing back approximately 60% frac fluid and 40% oil.  Kodiak continues to flow test the well and will turn in to permanent production facilities when testing is completed.  Well information will be updated in Kodiak’s future operational updates.

The MC # 13-34-28-1H (Kodiak-operated 59% WI / 48% NRI), a 9,800-foot horizontal lateral directly offsetting the MC#13-34-28-2H discussed above is awaiting completion operations with 22 stages in its design.  The Two Shields Butte (TSB) #14-21-4H (Kodiak-operated 50% WI / 41% NRI), which is a 4,500-foot horizontal lateral and the TSB 14-21-16-33H3 (Kodiak-operated 50% WI / 41% NRI), a 9,300-foot horizontal lateral drilled in the Three Forks Formation are also awaiting completion as part of the current four-well pad and are projected to be completed in the fourth quarter 2010.  The TSB 14-21-16-33H3 is Kodiak’s first operated well to test the productive potential of the Three Forks Formation underlying the Bakken pay horizon.

Kodiak is currently drilling ahead on the TSB # 14-21-33-15H (Kodiak-operated 50% WI / 41% NRI), a projected 9,000-foot lateral.  After reaching total depth and skidding the rig, the TSB #14-21-16-2H (Kodiak-operated 50% WI / 41% NRI), a projected 9,000-foot lateral will follow.

The Company has a 7% working interest in two non-operated wells drilled from a single pad.  One of the wells was drilled and has been completed in the Middle Bakken at an initial rate of 1,385 BOEPD, surface constrained, while the second well was drilled in Three Forks Formation and is currently waiting on completion.

Dunn County Midstream Update

As previously announced, Kodiak expects to have natural gas, oil and water pipeline hookup on a portion of its Dunn County leasehold during the second half of 2010.  The Company understands from the third-party operator that the in-service date of this gathering system is on schedule.

McKenzie County, N.D. (13,430 gross and 9,565 net acres)

In the Grizzly project area, located in the Mondak Field of the southeastern Elm Coulee trend in western North Dakota, the Grizzly #13-6-H (Kodiak-operated - 68% WI / 56% NRI) was re-entered during June 2010 and a 3,700-foot lateral was drilled horizontally in the Middle Bakken Formation and is awaiting completion operations.

Kodiak is currently drilling the Grizzly Federal #1-27H-R well (Kodiak-operated 74% WI / 60% NRI), a proposed 9,600-foot horizontal lateral test of the Middle Bakken Formation.

After drilling is completed on the Grizzly Federal #1-27H-R well, the drilling rig will be mobilized to the Company’s Koala project area.  The first expected well to be drilled will be the Koala #9-5-6-5H (Kodiak-operated 75% WI / 61% NRI) well followed by the Koala #9-5-6-5H3 (Kodiak operated 75% WI / 61% NRI).

Revised 2010 Capital Expenditure Budget

Kodiak also today announced that it is maintaining its original 2010 capital expenditure (Capex) budget related to drilling and completion costs, but is revising its overall Capex budget by $15 million to reflect a total of $75 million in invested capital.  The increase in capital expenditures is attributed to the previously announced addition of strategic acreage leasing and the finalization of pipeline infrastructure contract requiring capital to hook up existing wells.

The previously announced preliminary 2010 Capex budget was substantially allocated to drilling and completion activities and did not contemplate acquisitions.  During the first half of 2010, the Company invested approximately $10 million in three strategic leasehold acquisitions.  Kodiak has allocated approximately $4 million in planned capital expenditures for costs associated with the Company’s new pipeline infrastructure and water intake facility.  Through these expenditures, Kodiak will be able to capture revenue generated from the sales of its associated natural gas and natural gas liquids that are currently flared.  The pipeline agreement also includes water gathering and disposal which can further reduce lease operating expense while minimizing surface disturbance by eliminating water trucking.  The new water intake facility will eliminate significant trucking traffic and costs, while reducing the need to draw water from underground aquifers.

Kodiak now projects gross well costs in the Williston Basin to range from $5.5 million to $8.5 million, depending on lateral length, number of fracture stimulation stages, proppant volume and more importantly proppant type.  The revised $75 million 2010 Capex budget remains subject to modification, both as to amount and allocation, and is subject to factors including drilling results, availability and cost of oilfield services and equipment, and expected commodity prices.

As of June 30, 2010, Kodiak’s remaining capital budget of approximately $50 million is more than the Company’s working capital of approximately $12.7 million and the undrawn balance on its revolving line of credit of $15 million.  The Company expects to fund its revised 2010 Capex budget primarily from working capital, including cash on hand and prepaid expenses, anticipated cash flow from operations and borrowings under the Company’s reserve-based revolving line of credit.

Management Comment

Commenting on ongoing operations, Kodiak’s President and CEO Lynn A. Peterson said:  “Kodiak posted its best-ever first half results.  We grew production and oil and gas sales while boosting cash flow, all on solid commodity prices received.  The Bakken and Three Forks is one of the most visible and economically attractive oil plays in the country.  The competitive environment here results in high demand for oilfield services, mineral leases and nearly every support service and infrastructure component in the Basin.  The rig count is at a record level in the Williston and operators of every-size are assembling a back-log of completion dates.  Our second-half 2010 is underway and it will see increased drilling and completion activity across most all of our Williston leasehold.  With the availability of services and several wells to complete, we expect to continue growing production and reserves in a meaningful way.

“The revised Capex budget accommodates our strategic and targeted leasing activity.  Leasehold is not widely available and we were fortunate to have opportunistically secured the three separate leasing transactions that we announced during the first half of 2010.  Recent consolidation and producing property packages coming to the market suggest that activity in the Basin is shifting to yet another gear.  We continue to evaluate negotiated-deal opportunities and will consider selectively adding to our leasehold in order to add to drillable locations for future growth.”

Risk Management

In February and in July of 2010, the Company entered into costless collars to hedge the effect of price changes on a portion of its future oil production.  Kodiak’s risk management activities are intended to provide more predictable cash flow for certain of its volumes and to reduce the downside risk of lower commodity prices.  The Company’s risk management strategy involves maintaining a prudent level of hedged volumes versus production so as not to eliminate upside potential to higher commodity prices.  While only a small percentage of the Company’s crude oil production volumes are currently hedged, the Company anticipates that it will add to its risk management activities as production grows.  Further disclosure regarding the derivative contracts is available in the Company’s Form 10-Q for the quarter ending June 30, 2010 filed with the SEC.

The Company’s commodity derivative contracts as of July 31, 2010 are summarized below:

Contract Type	Counterparty	Basis	Quantity (Bbls/d)	Strike Price ($/Bbl)	Term

Collar	BP North America	NYMEX	200	$70.00/$90.00	Mar 1 - Dec 31, 2010

Collar	Wells Fargo	NYMEX	400	$75.00/$89.20	Jan 1 - Dec 31, 2011

Resignation of Director

Don McDonald, one member of the Company’s Board of Directors and Chair of the Audit Committee, notified the Company that he will be resigning from the Board of Directors effective August 9, 2010 for personal business reasons.  The Company would like to thank Mr. McDonald for his time and effort and wish him the best in future endeavors.  The Company expects that its Board of Directors will appoint a new member in a timely manner.

Q210 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, August 6, 2010 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q210 Financial and Operating Results Conference Call

Date:	Friday, August 6, 2010
11:00 a.m. EDT
Time:	10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 88686410
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=70905
Replay:	Available through Friday, August 13, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 88686410 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding midstream activities, including oil, gas and water disposal pipelines and water intake facilities, the Company’s expectations regarding the laterals to be utilized, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the future production of its oil and gas properties, the Company’s expectations regarding the amount and sufficiency of future cash flows and the effectiveness of the Company’s hedging and risk management strategy, design and activity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Financial Information

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended June 30, 2010.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,380,344	$24,885,546
Accounts receivable
Trade	4,652,043	2,562,779
Accrued sales revenues	2,254,394	1,909,221
Commodity price risk management asset	47,487	—
Inventory, prepaid expenses and other	11,614,720	7,647,870

Total Current Assets	22,948,988	37,005,416

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	134,149,686	123,259,252
Unproved oil and gas properties	20,141,970	12,068,156
Wells in progress	10,376,683	2,691,107
Facilities	405,334	—
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(98,536,151)	(95,782,438)
Net oil and gas properties	66,537,522	42,236,077
Property and equipment, net of accumulated depreciation of $327,130 in 2010 and $284,535 in 2009	256,268	441,531
Restricted investments	209,899	—
Deferred financing costs, net of amortization	330,891	—

Total Assets	$90,283,568	$79,683,024

	June 30,	December 31,
	2010	2009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$8,400,107	$7,742,617
Advances from joint interest owners	1,815,757	951,815
Commodity price risk management liability	—	—
Total Current Liabilities	10,215,864	8,694,432

Noncurrent Liabilities:
Long term debt	5,000,000	—
Asset retirement obligation	1,378,947	1,060,210
Total Liabilities	16,594,811	9,754,642

Commitments and Contingencies - Note 5

Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 119,604,910 shares in 2010 and 118,879,931 shares in 2009
Contributed surplus	177,949,779	175,791,301
Accumulated deficit	(104,261,022)	(105,862,919)

Total Stockholders’ Equity	73,688,757	69,928,382

Total Liabilities and Stockholders’ Equity	$90,283,568	$79,683,024

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009

Revenues:
Gas production	$198,854	$129,329	$432,095	$411,803
Oil production	5,921,777	1,860,808	11,409,501	2,356,066
Unrealized gain on risk management activities	169,717	—	47,487	—
Interest income & other	5,974	22,893	16,158	36,520
Total revenue	6,296,322	2,013,030	11,905,241	2,804,389

Operating expenses:
Oil and gas production	1,507,462	343,674	2,729,695	492,203
Depletion, depreciation, amortization and accretion	1,529,951	532,454	2,850,556	887,794
Asset impairment	—	—	—	—
General and administrative	2,623,073	1,675,056	4,708,404	3,590,153

Total operating expenses	5,660,486	2,551,184	10,288,655	4,970,150

Interest Expense	14,689	—	14,689	—

Net income (loss) attributable to common shares	$621,147	$(538,154)	$1,601,897	$(2,165,761)

Net income per common share:
Basic	$0.01	$(0.01)	$0.01	$(0.02)
Diluted	$0.01	$(0.01)	$0.01	$(0.02)

Weighted average shares outstanding:
Basic	119,341,821	100,235,806	119,137,589	97,696,724
Diluted	120,299,724	100,235,806	120,603,115	97,696,724

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended June 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$1,601,897	$(2,165,761)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	2,850,556	887,794
Change in fair value of commodity price risk management activities, net	(47,487)	—
Stock based compensation	1,720,112	1,375,080
Changes in current assets and liabilities:
Accounts receivable-trade	(2,089,264)	(798,812)
Accounts receivable-accrued sales revenue	(345,173)	(1,120,452)
Prepaid expenses and other	(605,793)	1,750,921
Accounts payable and accrued liabilities	1,769,872	(622,402)
Net cash provided by (used in) operating activities	4,854,720	(693,632)

Cash flows from investing activities:
Oil and gas properties	(25,055,809)	(9,407,721)
Sale of oil and gas properties		—
Facilities, equipment & other	(509,472)	8,000
Prepaid tubular goods	(4,679,599)	(993,413)
Restricted investment	(209,899)	235,233
Net cash (used in) investing activities	(30,454,779)	(10,157,901)

Cash flows from financing activities:
Borrowings under credit facility	5,000,000	—
Proceeds from the issuance of common shares	616,955	7,200,000
Debt and share issuance costs	(522,098)	(107,825)
Net cash provided by financing activities	5,094,857	7,092,175

Net change in cash and cash equivalents	(20,505,202)	(3,759,358)

Cash and cash equivalents at beginning of the period	24,885,546	7,581,265

Cash and cash equivalents at end of the period	$4,380,344	$3,821,907

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$849,500	$2,455,560

Asset retirement obligation	$331,050	$139,290

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gains or losses on foreign currency, stock-based compensation expense and accretion of abandonment liability, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and servicing of borrowings under a potential future credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three and six months ended June 30, 2010 and 2009 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	June 30,	June 30,
	2010	2009
Reconciliation of Adjusted EBITDA:

Net income (loss)	$621,147	$(538,154)
Add back:
Depreciation, depletion, amortization and accretion	1,529,951	532,454
Asset impairment	—	—
(Gain) / loss on foreign currency exchange	60	(5,288)
Unrealized (gain) / loss on commodity price risk management activities	(169,717)	—
Stock based compensation expense	865,569	593,690
Interest expense	14,689	—
Adjusted EBITDA	$2,861,699	$582,702

	Six months ended	Six months ended
	June 30,	June 30,
	2010	2009
Reconciliation of Adjusted EBITDA:

Net income (loss)	$1,601,897	$(2,165,761)
Add back:
Depreciation, depletion, amortization and accretion	2,850,556	887,794
Asset impairment	—	—
(Gain) / loss on foreign currency exchange	(853)	(6,142)
Unrealized (gain) / loss on commodity price risk management activities	(47,487)	—
Stock based compensation expense	1,720,112	1,375,080
Interest expense	14,689	—
Adjusted EBITDA	$6,138,914	$90,971